UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2014

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36150	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On June 19, 2014, Sorrento Therapeutics, Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). A total of 16,734,377 shares of common stock, constituting a quorum, were represented in person or by valid proxies at the Annual Meeting. The final results for each of the matters submitted to a vote of stockholders at the Annual Meeting, as set forth in the Definitive Proxy Statement, filed with the SEC on April 29, 2014, are as follows:

Proposal 1. All of the seven (7) nominees for director were elected to serve until the 2015 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death. The result of the votes to elect the seven (7) directors was as follows:

Directors	For	Against	Abstain
Henry Ji, Ph.D.	9,905,779	0	4,877,565
William Marth	14,147,511	0	635,833
Vuong Trieu, Ph.D.	7,536,075	0	7,247,269
Kim D. Janda, Ph.D.	8,286,704	0	6,496,640
Cam Gallagher, MBA	11,973,541	0	2,809,803
Jaisim Shah	12,607,741	0	2,175,603
Mark Durand	14,147,511	0	635,833

Proposal 2. The appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2014 was ratified and approved by the stockholders by the votes set forth in the table below:

For	Against	Abstain
16,326,533	326,814	81,030

Proposal 3. The amendment to the Company’s 2009 Stock Incentive Plan (the “Plan”) to (i) increase the number of shares authorized to be issued pursuant to the Plan from 1,560,000 to 3,760,000, and (ii) delete the Plan’s evergreen provision:

For	Against	Abstain
10,924,630	3,814,871	43,843

Proposal 4. The compensation of the Company’s named executive officers was approved, on an advisory basis, by the stockholders by the votes set forth in the table below:

For	Against	Abstain
12,586,500	2,142,737	54,107

Proposal 5. The recommendation of a one year frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation, was approved, on an advisory basis, by the stockholders by the votes set forth in the table below:

One Year	Two Years	Three Years
11,427,031	683,918	2,667,786

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2014

SORRENTO THERAPEUTICS, INC.

By:	/s/ Richard Vincent
Name:	Richard Vincent
Title:	Chief Financial Officer, EVP and Secretary